Amendment to Securities Purchase Agreement, Secured Debenture, Registration Rights Agreement and Security Agreement

This Amendment to Securities Purchase Agreement, Secured Debenture, Registration Rights Agreement and Security Agreement ("Amendment") is entered into this _____ day of April 2009 by and among **Fox Petroleum, Inc.** a Nevada corporation, with headquarters located at 64 Knightsbridge, London, SW1X7JF (the "Company"), and **Trafalgar Capital Specialized Investment Fund, Luxembourg** ("Buyer").

WHEREAS, the Company and Buyer have executed a Securities Purchase Agreement through which the Buyer has purchased secured debentures (the "Secured Debentures"), which are convertible into shares of the Company's common stock, par value $.0001 (the "Common Stock") (as converted, the "Conversion Shares"); and

WHEREAS, in connection with such Securities Purchase Agreement, the Company has also issued to Buyer various Warrants to purchase shares of the Common Stock of the Company; and

WHEREAS, the Securities Purchase Agreement, the Debentures, the Registration Rights Agreement, the Escrow Agreement, the Irrevocable Transfer Agent Instructions, the Pledge and Escrow Agreement and the Warrants, each as amended as the case may be, are collectively referred to herein as the "Agreements"; and

WHEREAS, the Company has issued to Buyer Fifteen Million (15,000,000) shares of Common Stock (the "Shares") which were originally intended to serve as additional Pledged Property as defined in the Security Agreement.

WHEREAS the Company and Buyer have mutually agreed to the following amendments to the Agreements, which shall be incorporated into the Agreements as if the Agreements originally included such terms;

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms not defined herein shall have the definitions set forth in the Agreements.

2. The Company acknowledges that on October 31, 2008, the Company issued a Secured Debenture to Buyer in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) which has a Maturity Date of April 30, 2009.

3. The Buyer agrees to extend the Maturity Date of such Secured Debenture until October 31, 2009.

4. In consideration for Buyer agreeing to extend the Maturity Date of such Secured Debenture, the Company hereby releases the Shares to Buyer as payment of an Extension Fee. By execution of this Amendment, the Company authorizes the Escrow Agent to release the Shares to Buyer.

5. All other terms of the Agreements remain unchanged.

6. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Amendment.

7. This Amendment shall be governed by and construed and enforced in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other Jurisdiction).

IN WITNESS WHEREOF, the parties have executed this Amendment to Securities Purchase Agreement as of the Date first set forth above.

Fox Petroleum, Inc.

By: ________________
Name: Mr. Richard Joseph Moore
Title: CEO and Director

Trafalgar Capital Specialized Investment Fund, Luxembourg

By: Trafalgar Capital Sarl
Its: General Partner

By: ________________
Name: Andrew Garai
Title: Chairman of the Board